Exhibit 99.1

                      For Immediate Release

                         January 7, 2003

Leesport Financial Corp. Authorizes Stock Repurchase Plan

Wyomissing, PA: The Board of Directors of Leesport Financial Corp. (NASDAQ:FLPB) has approved a stock repurchase plan for up to 5% of its outstanding shares of common stock, effective January 1, 2003. Under this plan, the company can repurchase up to 162,000 outstanding shares.

Timing of purchases and the exact number of shares to be purchased will depend on market conditions.

Chairman, President, and Chief Executive Officer Raymond .
Melcher, Jr., said that, consistent with the company's focus on increasing shareholder value, this repurchase plan was implemented to optimize the Company's use of capital.

"In spite of our stock price increasing by almost 30% over the past year, by most peer measures we are still considered under-valued. As we continue to execute our 'one-stop shop' business plan, we decided to authorize the stock repurchase plan so that we can take advantage of opportunities, as they arise, to buy back our own shares as an indication of our belief that the shares have upside value potential."

The plan will expire December 31, 2003.

Leesport Financial Corp. is a $549 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (through Essick & Barr LLC, and its divisions Essick & Barr and The Boothby Group), investments (securities offered through SunAmerica Securities, Inc., registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Berks, Montgomery, Schuylkill, and Luzerne Counties.

This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.